                                                                    EXHIBIT 12.1

                  ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
                       RATIO OF EARNINGS TO FIXED CHARGES
                               ( $ IN THOUSANDS )

                                                                                      YEAR ENDED DECEMBER 31,
                                              THREE MONTHS ENDED      -----------------------------------------------------
                                                MARCH 31, 2006      2005(1)       2004        2003        2002         2001
                                                --------------      -------       ----        ----        ----         ----
Earnings / Income (Losses) before Income
Taxes (Benefits)                                       95,958      (160,220)     194,993     295,255     130,499       1,826

Fixed Charges:

Interest Expense on Bank Loan                           6,451        15,615

Total Fixed Charges                                     6,451        15,615           --          --          --          --

Earnings plus Fixed Charges                           102,409      (144,605)     194,993     295,255     130,499       1,826

RATIO OF EARNINGS TO FIXED CHARGES                       15.9          (9.3)           *           *           *           *

 * Our bank loan was funded on March 30, 2005. Prior to this date, we did not have any fixed charges, and accordingly, no ratios can be calculated for the years ended December 31, 2001 through December 31, 2004.

(1) For the year ended December 31, 2005, earnings were insufficient to cover fixed charges by $175.3 million.